Exhibit 99.1

FOR IMMEDIATE RELEASE

XO COMMUNICATIONS REPORTS STRONG FIRST QUARTER RESULTS

—Reduced CapEx Plans and Additional $250 Million Investment by Forstmann Little & Co. to Extend XO Funding Well into the First Half of 2003—

Reston, VA. (April 26, 2001) XO Communications, Inc. (Nasdaq:XOXO), one of the world’s fastest growing providers of broadband communications services, today announced financial results for the quarter ended March 31, 2001.

XO also announced today that it has reduced its future capital spending plans by approximately $2 billion over the next five years by:

•	Unwinding its previously announced European expansion

•	Delaying the “lighting” of its North American inter-city fibers

•	Renegotiating two separate contracts with Level 3 Communications to purchase fiber networks in the United States and Europe

•	Slowing a number of its planned expansions in its existing U.S. metro fiber networks.

Moreover, XO announced that it has secured an additional $250 million equity investment from Forstmann Little. XO estimates that with the changes to its business plan, the proceeds of the new Forstmann Little investment, together with the cash on hand and committed financing, will be sufficient to fund XO well into the first half of 2003.

Results for the First Quarter

Total revenue grew to $277.3 million in the first quarter of 2001, a 10 percent increase over revenue reported in the fourth quarter of 2000, and a 162 percent increase over revenue reported in the first quarter of 2000. Of the total revenue reported in the first quarter of 2001, $131.1 million was derived from voice services revenue, including revenue from local, long distance voice and other enhanced voice services, and $142.2 million was attributable to data services, which includes Internet access, network access, and web hosting. Other revenue for the first quarter of 2001 totaled $4.0 million.

EBITDA loss totaled $77.1 million in the first quarter of 2001, compared to an EBITDA loss of $88.7 million in the fourth quarter of 2000, and a $63.1 million EBITDA loss in the first quarter of 2000. XO’s net loss per share for the first quarter of 2001 was $1.31 per share.

“We were pleased to have again delivered on our operational expectations despite the challenging business environment that continues to exist in the marketplace,” said XO Chairman and CEO Dan Akerson. “Our emphasis on leveraging XO’s national organizational structure and our attention to managing expenses has helped contribute to significant sequential quarterly improvements in EBITDA and a second straight quarter of reduced EBITDA loss.”

XO Reduces Capital Expenditure and Expense Plan by $2 Billion and Adds $250 Million in Private Equity

In other XO news, the company announced that it expects to reduce its capital expenditure plans by approximately $2 billion over the next five years by unwinding its European expansion plans; delaying the “lighting” of its North American inter-city network; restructuring two previously announced agreements with Level 3 Communications; and by slowing a number of its planned expansions in its existing U.S. metro fiber networks.

Under the revised Level 3 agreement, XO will cancel its planned purchase of metro and inter-city fiber networks in Europe from Level 3. XO will apply the payments it previously made to Level 3 for the European network to reduce the remaining amounts payable to Level 3 for its North American inter-city fiber network. XO will also sell certain transmission equipment it has purchased to Level 3 in exchange for a credit to be used toward the purchase of “lit” wavelengths of inter-city capacity. Under the agreements with Level 3, XO will give up certain rights relating to the North American network including its tag-along rights to purchase a portion of the fibers installed in certain additional conduits in the Level 3 North American network.

Additionally, XO announced that Forstmann Little & Co., a leading private equity firm, has agreed to invest an additional $250 million in XO. In conjunction with the investment, XO will issue 50 million shares of common stock and amend the terms of the preferred stock held by Forstmann Little to reduce the share conversion price from $31.625 to $17.00 per share. The transaction is subject to customary closing conditions and is expected to close by the end of the second quarter. Once complete, Forstmann Little will own approximately 22.4% of XO’s fully diluted outstanding shares.

“We made our initial investment in XO because it had a unique set of assets and appropriate operating plan, with an exceptionally strong management team to capitalize on both,” said Theodore J. Forstmann, senior partner at Forstmann Little. “Since that time, the Company has met all its operational and financial targets. We believe the steps announced today are an appropriate response to current capital market conditions and greatly strengthen the Company’s financial position. The Company will not need any additional funding for at least two years; and, assuming the successful implementation of their business plan, we regard that need as modest in size, addressable through a number of options and not a current concern.”

“With the equity investment by Forstmann Little and our capital expenditure reduction efforts, we have resolved our capital needs well into the first half of 2003 and addressed the market’s concerns over XO’s funding gap,” continued Akerson. “We intend to continue to execute our business plan and we believe these actions will ensure XO’s long-term success.”

About XO Communications

XO Communications is one of the world’s leading providers of broadband communications services offering local and long distance voice communication services, Digital Subscriber Line (DSL) access, Web hosting and e-commerce service, Virtual Private Networks (VPNs), dedicated access, global transit and application infrastructure services for delivering applications over the Internet or a VPN.

XO has assembled an unrivaled set of facilities-based broadband networks and Tier One Internet peering relationships throughout the United States. XO currently offers facilities-based broadband communications services in 62 markets throughout the United States. The Company is also one of North America’s largest holders of fixed broadband wireless spectrum, with licenses covering 95 percent of the population of the 30 largest U.S. cities and a partnership with licenses covering all of the top cities in Canada.

XO Senior Management will host a conference call to discuss first quarter results that is open to the public and can be accessed at 800-992-7413 (U.S.) or 801-303-7424 (International). A replay of the call will be available for 72 hours at 800-839-0860 (U.S.) pin # 1148 or 402-220-1490 (International) pin # 1148. Additionally, the call will be webcast and can be accessed via www.xo.com/news.

# # #

The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include those describing XO’s expected future operations, results of operations, and liquidity and capital resources. Management wishes to caution the reader that these forward-looking statements are only predictions and are subject to risks and uncertainties and actual results may differ materially from those indicated in the forward-looking statements as a result of a number of factors. These factors include, but are not limited to, the ability of XO to market, sell and provision its services, to design and construct fiber optic networks, to install cable and facilities, including switching electronics, and to develop, install and provision LMDS equipment and interconnect that equipment with its fiber networks and to connect those networks to customers. XO Communications’ business is subject to other risks and uncertainties described from time to time in its reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000.

XO, the XO design logo are trademarks of XO Communications, Inc.

Contact:	Todd Wolfenbarger / XO Communications
Media and Industry analysts
703-547-2011 or 703-675-3496

Lisa Miles / XO Communications
Financial Analysts
703-547-2440

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